Exhibit 99.7

Coeur Mining, Inc.
Restricted Stock Award Agreement
(2018 Long-Term Incentive Plan)

You have been selected to be a Participant in the 2018 Long-Term Incentive Plan of Coeur Mining, Inc. (the “Plan”), as specified below:

Participant:
Date of Grant:
Number of Shares of Restricted Stock Granted:
Lapse of Restriction Dates:

Date on Which Restrictions Lapse	Number of Shares for Which Restrictions Lapse	Cumulative Number of Shares for Which Restrictions Lapse

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Restricted Stock by Coeur Mining, Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

The Plan provides a complete description of the terms and conditions governing the Restricted Stock.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Agreement’s terms shall completely supersede unless expressly prohibited by the Plan.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

1.         EMPLOYMENT WITH THE COMPANY.  Except as may otherwise be provided in Sections 5 or 6, the Restricted Stock granted hereunder is granted on the condition that the Participant remains an employee of the Company from the Date of Grant through (and including) each of the separate Lapse of Restriction Dates, as set forth above (each such time period is referred to herein as a “Period of Restriction”).

This grant of Restricted Stock shall not confer any right to the Participant (or any other Participant) to be granted Restricted Stock or other Awards in the future under the Plan.

2.         CERTIFICATE LEGEND.  Each certificate representing shares of Common Stock underlying the Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the 2018 Long-Term Incentive Plan of Coeur Mining, Inc., and in the associated Restricted Stock Award Agreement.  A copy of the Plan and such Restricted Stock Award Agreement may be obtained from Coeur Mining, Inc.”

Restricted Stock Agreement	1

3.         REMOVAL OF RESTRICTIONS.  Except as may otherwise be provided herein and in the Plan, the shares of Common Stock underlying the Restricted Stock granted pursuant to this Agreement shall become freely transferable by the Participant on the date and in the amount set forth under the Lapse of Restriction Dates above, subject to applicable federal and state securities laws.  Once shares of Restricted Stock are no longer subject to any restrictions, the Participant shall be entitled to have the legend required by Section 2 of this Agreement removed from the applicable stock certificates.

4.         VOTING RIGHTS AND DIVIDENDS.  During the Period of Restriction, the Participant may exercise full voting rights and shall accrue all dividends and other distributions paid with respect to the shares of Common Stock underlying the Restricted Stock while they are held.  If any such dividends or distributions are paid in shares of Common Stock, such shares of Common Stock shall be subject to the same restrictions on transferability as are the shares of Common Stock underlying the Restricted Stock with respect to which they were paid.

5.         TERMINATION OF SERVICE.

(a)          By Death, Disability, or Retirement.  In the event the employment of the Participant is terminated due to death, Disability, or Retirement (each as defined below) during the Periods of Restriction, the Periods of Restriction and the restrictions imposed on the Restricted Stock held by the Participant at the time of his or her death, Disability, or Retirement shall immediately lapse with all such shares of Common Stock underlying the Restricted Stock becoming immediately transferable by the Participant or his or her estate, subject to applicable federal and state securities laws.  For the purposes of this Agreement, “Disability” shall mean the date upon which the Participant becomes entitled to receive benefits pursuant to the Company’s long-term disability plan then in effect.  For the purposes of this Agreement, “Retirement” shall mean:  (i) any termination of the Participant’s employment other than for Cause after the Participant has attained sixty-five (65) years of age and completed a total of ten (10) or more consecutive years of employment with the Company; or (ii) a retirement approved by the Board.

(b)          Termination for Other Reasons.  In the event of the Participant’s Termination of Service with the Company for any reason other than death, Disability, or Retirement during the Periods of Restriction, all shares of Restricted Stock held by the Participant at the time of employment termination and still subject to a Period of Restriction and other restrictions shall be forfeited by the Participant to the Company.  The transfer of employment of the Participant between the Company and any Subsidiary (or between Subsidiaries) shall not be deemed a Termination of Service for the purposes of this Agreement.

6.         CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, if the Participant experiences a Termination of Service by the Company without Cause within two years of a Change in Control of the Company, the Periods of Restriction and restrictions imposed on the shares of Common Stock underlying the Restricted Stock shall immediately lapse, with all such shares of Restricted Stock vesting and becoming freely transferable by the Participant, subject to applicable federal and state securities laws.

Restricted Stock Agreement	2

7.         NONTRANSFERABILITY.  During the Periods of Restriction, shares of Common Stock underlying the Restricted Stock granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan.  If any Transfer, whether voluntary or involuntary, of the shares of Common Stock underlying the Restricted Stock is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon such shares of Common Stock underlying the Restricted Stock, the Participant’s right to such shares of Restricted Stock shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

8.         CLAWBACK POLICY.  The Participant hereby acknowledges and agrees that the Participant and the award evidenced by this Agreement are subject to the Company’s clawback policy as amended from time to time.  To the extent the Participant is subject to the policy, the terms and conditions of the policy are hereby incorporated by reference into this Agreement.

9.         TAX WITHHOLDING.  The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.  In order to satisfy the minimum statutory withholding tax requirement (or such other rate that will not cause an adverse accounting consequence or cost), the Company shall, in whole or in part, withhold shares of Common Stock having an aggregate Fair Market Value on the date the tax is to be determined equal to such withholding tax.

10.      BENEFICIARY DESIGNATION.  The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Senior Vice President, Human Resources of the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.      CONTINUATION OF EMPLOYMENT.  This Agreement shall not confer upon the Participant any right to continued employment with the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

12.          MISCELLANEOUS.

(a)       This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  The Committee shall have the right to impose such restrictions on any shares of Common Stock acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Common Stock are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares of Common Stock.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

Restricted Stock Agreement	3

(b)       The Board or the Committee, as applicable, may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant, except that no such consent will be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminishment has been adequately compensated.

(c)       The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(d)       This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)       All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)        To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Restricted Stock Agreement	4

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.

Coeur Mining, Inc.

By:

Participant

Participant’s Signature

Restricted Stock Agreement	5